Exhibit 10.11

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company (“Landlord”), and ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	June 12, 2019

2. Premises

2.1 Building:	That certain thirteen (13) story office building containing approximately 302,262 rentable square feet of space located at 4747 Executive Drive, San Diego, California 92121.

2.2 Premises:	13,405 rentable square feet (11,358 usable square feet) of space located on the eleventh (11th) floor of the Building, commonly known as Suite 1150, as further set forth in Exhibit “A” to this Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	Approximately seventy-two (72) months.

3.2 Lease Commencement Date:	As provided in Article 2.

3.3 Lease Expiration Date:	The day immediately preceding the 72-month anniversary of the Lease Commencement Date; provided that if the Lease Commencement Date is not the first day of the month, then the Lease Expiration Date shall be the last day of the month in which the 72- month anniversary of the Lease Commencement Date occurs.

4. Base Rent (Article 3):

4.1 Amount Due:

Period Following Lease Commencement Date	Monthly Base Rent Rate per Rentable Square Foot (rounded)	Monthly Installment of Base Rent
Months 1 – 12*	$2.84	$38,070.00
Months 13 – 24	$2.94	$39,403.00
Months 25 – 36	$3.04	$40,782.00
Months 37 – 48	$3.15	$42,209.00
Months 49 – 60	$3.26	$43,686.00
Months 61 – Lease Expiration Date	$3.37	$45,215.00

*	Subject to abatement as provided in Article 3 below.

Artiva Biotherapeutics, Inc.

4.2 Rent Payment Address:	HSPF La Jolla Commons I Investors LLC Dept. 34764 P.O. Box 39000 San Francisco, California 94139

5. Tenant’s Share (Article 4):	4.435%

6. Permitted Use (Article 5):	General office use only consistent with a first-class office building.

7. Security (Article 21):	A Security Deposit of $377,000, subject to Article 21.

8. Parking Pass Ratio:	As provided in Article 28.

9. Address of Tenant (Section 29.18):	4747 Executive Drive, Suite 1150 San Diego, California 92121 Attention: With a copy to:

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention:

10. Address of Landlord (Section 29.18):	HSPF La Jolla Commons I Investors LLC c/o Hines Interests Limited Partnership 4747 Executive Drive, Suite 270 San Diego, California 92121 Attention: Property Manager

and

HSPF La Jolla Commons I Investors LLC

c/o J.P. Morgan Asset Management

Global Real Assets – Real Estate Americas

2029 Century Park East, Suite 4150

Los Angeles, California 90067

Attention: Asset Manager for La Jolla Commons

and	Cozen O’Connor 1299 Ocean Avenue, Suite 900 Santa Monica, California 90401

Attention:

11. Brokers (Section 29.24):	CBRE, Inc., representing Landlord Hughes Marino, Inc., representing Tenant

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

11.1 Premises, Building, Project and Common Areas.

11.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The conceptual outline of the Premises is set forth in Exhibit “A” attached hereto and the Premises has the number of rentable square feet set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit “A” is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project”, as that term is defined in Section 1.1.2, below.

11.1.2 The Building and The Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, subject to the conditions set forth in Section 1.1.3, below, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. The Project is known as “La Jolla Commons” and is subject to the “CC&R’s,” as that term is defined in Section 5.2 below.

11.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease and the CC&R’s, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including (i) the areas on the ground floor and all other floors of the Project devoted to non-exclusive uses such as corridors, stairways, loading and unloading areas, walkways, driveways, fire vestibules, elevators and elevator foyers, lobbies, electric and telephone closets, restrooms, mechanical areas, janitorial closets and other similar facilities for the general use of and/or benefit of all tenants and invitees of the Project, (ii) those areas of the Project devoted to mechanical and service rooms servicing more than one (1) floor or the Project as a whole and which service the Project tenants as a whole, and (iii) Project atriums and plazas, if any (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Building, Project and Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such non-discriminatory commercially reasonable rules, regulations and restrictions as Landlord may make from time to time (including, without limitation, any rules regulations or restrictions contained in or promulgated under the CC&R’s); provided that Landlord will operate the Building in a first-class manner that is consistent with the expectations for Class “A” buildings in the Del Mar Heights and University Town Centre areas (the “Comparable Buildings”). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that Landlord shall use commercially reasonable efforts not to interfere with the conduct of Tenant’s business at the Premises or access thereto.

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11.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit “B” (the “Tenant Work Letter”), Tenant shall accept the Premises and the Building, including the base, shell, and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”) in their “AS-IS” condition as of the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

ARTICLE 2

LEASE TERM

2.1 Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date (the “Lease Commencement Date”) that is the earlier to occur of (i) the date Tenant commences to conduct business in any portion of the Premises, and (ii) the of “Substantial Completion”, as that term is defined in this Article 2, of the Premises by Landlord, and shall terminate on the date determined in accordance with Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction, as reasonably determined by Landlord, of the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, in the Premises pursuant to the plans and drawings which are prepared and approved pursuant to the terms of the Tenant Work Letter and the issuance of a temporary certificate of occupancy or legal equivalent, with the exception of any Punchlist Items (as defined below) and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor (as defined in Section 3 of the Tenant Work Letter). “Punchlist Items” shall mean only commercially reasonable punchlist items, the non-completion of which does not prevent the issuance of a temporary certificate of occupancy or legal equivalent or unreasonably interfere with Tenant’s use or occupancy of the Premises, and which punchlist items shall be corrected promptly by Landlord (within thirty (30) days following Landlord’s receipt of written notice thereof from Tenant) without unreasonable interference with Tenant’s use of or access to or from the Premises. It is anticipated that the Lease Commencement Date will occur within sixteen (16) weeks after mutual execution of this Lease (such date, the “Target Commencement Date”), but this Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant by any particular date, except as hereinafter provided. Notwithstanding anything to the contrary in this Lease, if the Lease Commencement Date does not occur within 60 days after the Target Commencement Date, other than due to Tenant Delay (as defined in the Tenant Work Letter) or Force Majeure, then Tenant, at its option, may terminate this Lease by written notice to Landlord given at any time after the expiration of such 60-day period but before the Lease Commencement Date actually occurs. In the event of such termination by Tenant, the first month’s Base Rent, Tenant’s Share of Direct Expenses paid by Tenant and the Security Deposit shall be fully refunded to Tenant (subject to Landlord’s right to draw upon such Security Deposit as provided in Article 21 below) and neither party shall have any further obligations hereunder. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit “C”, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall (absent manifest error) execute and return to Landlord within five (5) business days of receipt thereof.

2.2 Option to Extend.

2.2.1 Option Right. Provided Tenant is not in default under this Lease (after any applicable notice and lapse of applicable cure periods) as of either the date of exercise or the commencement of the renewal term (“Renewal Term Commencement Date”), Tenant shall have the option to renew this Lease (“Renewal Option”) for the entire Premises for one period of five (5) years (“Renewal Term”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option at least nine (9) months, but no more than twelve (12) months, prior to the expiration of the initial Term of this Lease. The rights contained in this Section 2.2 are personal to the Tenant originally named under this Lease or any Permitted Transferee (as defined below) to whom this Lease has been assigned (the “Original Tenant”) and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease), and only if the Original Tenant occupies the entire Premises without sublease or assignment to any other person or entity.

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2.2.2 Market Rent. If the Renewal Option is properly exercised pursuant to the terms and conditions of this Section 2.2, the initial Lease Term shall be extended for the Renewal Term and all of the provisions of this Lease shall continue to apply during the Renewal Term, except that the rent payable by Tenant during the Renewal Term shall be equal to the “Market Rent”. “Market Rent” shall mean the applicable base rent, and all escalations, direct expenses, additional rent and other charges at which tenants, as of the commencement of the Renewal Term, are entering into leases for non-sublease space which is not encumbered by expansion rights and which is comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Renewal Term, which comparable space is located in the Building or in Comparable Buildings, with appropriate adjustments to account for the age, quality, scale, services and amenities, quality of construction and appearance, location and submarket of the applicable building, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

2.2.3 Determination of Market Rent. The rent payable for the Premises during the Renewal Term shall be adjusted to the Market Rent (as defined in Section 2.2.2) as of the Renewal Term Commencement Date. In order to determine the Market Rent for the Renewal Term, Landlord and Tenant, ten (10) days after the date on which the Renewal Notice is given by Tenant, shall commence discussions to endeavor to agree upon the Market Rent. In the event that Landlord and Tenant do not agree upon such rate within twenty (20) days after the expiration of said ten (10) day period, on the twenty-fifth (25th) day after the expiration of said ten (10) day period, Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the Market Rent. If the higher of said estimates is not more than one hundred and five percent (105%) of the lower of such estimates, the Market Rent in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in the county where the Premises is located in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator who shall be selected as follows. By the date that is thirty (30) days after the simultaneous submittal by Landlord and Tenant of their respective estimates of the Market Rent (such date, the “Outside Appointment Date”), each shall designate a recognized real estate expert or broker who shall have generally recognized current competence in the valuation of rental properties similar to the Building and Project in the county where the Building is located. The two individuals so designated shall, within thirty (30) days after the last of them is designated, appoint a third expert or broker possessing the aforesaid qualifications to be the single arbitrator who alone shall pick (within twenty (20) days after the single arbitrator is selected) one of the two rates submitted by Landlord and Tenant, being the rate which is closer to the Market Rent as determined by the arbitrator using the definition set forth in Section 2.2.2. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear the fees and expenses of the real estate expert or broker appointed by it and shall share equally the costs of the third expert or broker. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Appointment Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof and such arbitrator’s decision shall be binding upon Landlord and Tenant. If two (2) arbitrators are appointed and they fail to agree upon and appoint a third arbitrator when required hereunder, then either Landlord or Tenant shall be entitled to apply to the presiding judge of the Superior Court of the County of San Diego, California for the selection of a third arbitrator who shall then participate in such appraisal proceedings, and who shall be selected from a list of names of experts possessing the aforesaid qualifications submitted by Landlord and/or from a list of names of experts possessing the aforesaid qualifications submitted by Tenant.

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ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth in Section 4.2 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate by delivering written notice to Tenant at Tenant’s notice address as set forth herein, by a check or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Notwithstanding anything to the contrary in this Lease, Tenant may at its election pay any Rent to Landlord by electronic transfer and Landlord shall provide Tenant with ACH information upon request from Tenant.

Notwithstanding the foregoing or anything to the contrary herein, provided Tenant is not then in default under this Lease (beyond the expiration of any applicable notice and cure period), Tenant shall not be obligated to pay fifty percent (50%) of the Base Rent and fifty percent (50%) of Tenant’s Share of Direct Expenses due under this Lease during months one (1) through twelve (12) of the initial Lease Term; provided, however, Tenant shall be obligated upon the Lease Commencement Date, and for all periods thereafter, to pay all other Additional Rent payable under this Lease including, without limitation, parking charges.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord or Landlord’s property manager pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Tenant’s Share of estimated Direct Expenses for the first full month of the Lease Term, after reduction for abatement in accordance with Article 3, in the amount of $10,791.03 shall be paid at the time of Tenant’s execution of this Lease.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Omitted.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Project, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of

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all insurance carried by Landlord or the property manager of Landlord in connection with the Project in such amounts as Landlord may reasonably determine or as may be required by the CC&R’s, any mortgagees or the lessor of any underlying or ground lease affecting the Project and/or the Building; (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one project of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space, fitness center and lounge areas and the cost of furnishings in such management office space, fitness center and lounge areas; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in the Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation first enforced with respect to the Project after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized with interest over the lesser of its useful life or, if applicable, the period of time in which the savings from such capital expenditure is equal to or greater than the cost of the capital expenditure, as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, all assessments levied against Landlord or the Project pursuant to the CC&R’s (whether or not the same would otherwise be includable in Operating Expenses pursuant to this Section 4.2.4). Notwithstanding anything to the contrary in this Lease, in no event shall any Direct Expenses include any of the following:

(a) the original construction costs of the Premises or the Project and renovation prior to the date of this Lease and costs of correcting defects in such original construction or renovation.

(b) capital expenditures except as expressly set forth in clause (xiii) above.

(c) interest, principal or any other payments under any mortgage or similar debts of Landlord and payments under any ground lease (if any).

(d) reserves for or depreciation of the Project.

(e) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part (and, if in part, then on a pro rata basis based on the amount of time devoted to the Project) to the operation, management, maintenance or repair of the Project.

(f) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its

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employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses, except overhead costs for insurance centrally purchased benefiting the tenants of the Project through economic procurement and technology and accounting costs incurred at Landlord’s corporate offices that would otherwise normally be incurred at the Project but for economies of scale that are supportably less expensive costs than if incurred on site.

(g) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis.

(h) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project.

(i) costs incurred in the sale or refinancing of the Project.

(j) fees payable by Landlord for management of the Project in excess of three and one-half percent (3.5%) (the “Management Fee Cap”) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of afterhours services or utilities) from the Project for any calendar year or portion thereof.

(k) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project pursuant to provisions in their leases that are comparable to this Article 4.

(l) advertising, marketing, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including without limitation (1) free rent and construction allowances for tenants, (2) legal and other expenses incurred in the negotiation or enforcement of leases (except where the actions of Tenant are at issue), (3) completing, fixturing, improving, renovating, painting, redecorating or other work which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work, and (4) costs in connection with services (including electricity) which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord.

(m) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building.

(n) penalties, fines, interest or other similar charges incurred by Landlord due to (1) the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any legal requirement, (2) incurred as a result of Landlord’s inability or failure to make payment of taxes and/or to file any tax returns when due or (3) the gross negligence or willful misconduct of Landlord or its employees, officers, directors, contractors or agents acting within the course of their relationship with Landlord.

(o) any costs incurred to remove, study, test or remediate Hazardous Materials that exist in or about the Project prior to the Lease Commencement Date; and costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Material is brought into the Project or onto the Project after the date hereof by Landlord or any other tenant of the Project (other than Tenant).

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to

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the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5 Taxes.

(a) “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

(b) Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 5 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100, and dividing the product by the total rentable square feet in the Building.

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and Project among different portions or occupants of the Building and Project, including retail and office areas (the “Cost Pools”), in Landlord’s reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year and the amount previously paid by Tenant as Estimated Direct Expenses. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below. Even though the

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Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses for such Expense Year exceeds the amount previously paid by Tenant as Estimated Direct Expenses for such Expense Year, Tenant shall immediately pay to Landlord such amount following receipt by Tenant of the Statement setting forth such amount. In the event that a Statement shall indicate that Tenant has paid more as Estimated Direct Expenses than Tenant’s Share of Direct Expenses in connection with any Expense Year (an “Overage”), Tenant shall receive a credit against the Rent next due under this Lease in the amount of such Overage (or, in the event that this Lease shall have terminated, Tenant shall receive a refund from Landlord in the amount of such Overage). The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term; provided that except with respect to Direct Expenses which were in dispute or which were undeterminable, or which are levied by any governmental authority or by any public utility companies, in no event shall Landlord send to Tenant any notice of additional amounts due under this Article 4 later than twelve (12) after the end of the calendar year during which such expiration or earlier termination shall occur.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s estimate (the “Estimate”) of what the total amount of Tenant’s Share of Direct Expenses for the then-current Expense Year shall be (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts already paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay at least ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, trade fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

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4.6 Landlord’s Books and Records. Within forty-five (45) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord’s reasonable scheduling requirements, inspect Landlord’s records at Landlord’s offices; provided that (a) Tenant is not then in default under this Lease beyond applicable notice and cure periods, (b) Tenant has paid all amounts required to be paid under the applicable Statement, (c) Tenant may not copy any of Landlord’s books or records, and (d) such inspection must be completed within ten (10) business days after Landlord’s records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant. If, within ten (10) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Direct Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant reasonably selected by Landlord, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that Expense Year, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant’s failure (i) to take exception to any Statement within forty-five (45) days after Tenant’s receipt of such Statement or (ii) to timely complete its inspection of Landlord’s records or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a legal requirement, or (iii) a specific provision set forth in this Lease, Tenant shall have the right to access the Building seven (7) days per week, twenty-four (24) hours per day during the Lease Term.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations, or (vii) an executive suites subleasing business or operation. Tenant shall not allow occupancy density of use of the Premises which is greater than 1 person per 200 rentable square feet of the Premises. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit “D”, attached hereto, as the same may be amended by Landlord from time to time in a commercially reasonable non-discriminatory manner, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project, including that certain Master Declaration of Covenants, Conditions and Restrictions for La Jolla Commons recorded in the Official Records of San Diego County, California as Document No. 2005-1043448 (as the same may be amended from time to time, the “CC&R’s”).

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5.3 Hazardous Materials; Tenant. Except for ordinary and general office supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Lease Term, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State in which the Building is located, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. The provisions of this Section 5.3 will survive the expiration or earlier termination of this Lease.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord (or Landlord’s property manager) shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use and electricity at levels consistent with normal general office use, as reasonably determined by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes and for any business office type kitchens in the Premises and the Common Areas.

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6.1.4 Landlord shall provide janitorial services to the Premises and the Common Areas, except on the date of observation of the Holidays, and window washing services in a manner consistent with other first- class buildings in the vicinity of the Building.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, except on Holidays, and shall have one elevator available at all other times.

6.1.6 Landlord shall provide nonexclusive service elevator use subject to scheduling by

Landlord.

6.1.7 Landlord shall provide commercially reasonable access control services for the Building.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat- generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord (or Landlord’s property manager) pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord (or Landlord’s property manager) shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord (or Landlord’s property manager) upon billing by Landlord (or Landlord’s property manager). If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord (or Landlord’s property manager) pursuant to Section 6.1 of this Lease, or if Tenant shall install and/or operate in the Premises any equipment which shall have an electrical consumption greater than that of normal general office equipment, or which, consistent with the practices of the landlords of comparable first class office buildings located in the general vicinity of the Building, are considered to be high electricity consumption equipment, Tenant shall pay to Landlord (or Landlord’s property manager), upon billing, the cost of such excess consumption and the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord (or Landlord’s property manager) may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord (or Landlord’s property manager), upon billing, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord (or Landlord’s property manager) is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (“After Hours HVAC”), Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such After Hours HVAC, and Landlord (or Landlord’s property manager) shall supply such After Hours HVAC to Tenant on an hourly basis and (subject to a four (4) hour minimum on Sundays) at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish (the “After Hours HVAC Rate”). If required by law, Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request. In addition, to the extent required by law, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent.

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6.3 Interruption of Use. Tenant agrees that Landlord (or Landlord’s property manager) shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord (or Landlord’s property manager) shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord (or Landlord’s property manager) may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord (or Landlord’s property manager) to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

6.4 Rent Abatement. If Landlord fails to perform the obligations required of Landlord under this Lease and such failure causes all or a portion of the Premises to be untenantable, or if the negligence or willful misconduct of Landlord causes all or a portion of the Premises to become untenantable, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord or such negligence or willful misconduct (referred to herein as a “Landlord Failure”). If Landlord has not cured such Landlord Failure within five (5) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Landlord Failure and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Landlord Failure within three (3) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Landlord Failure or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Failure. Without limiting the generality of the foregoing, Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law permitting the termination of this Lease due to a service or utility interruption or failure. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord (or Landlord’s property manager) may, but need not, make such repairs and replacements, and Tenant shall pay Landlord (or Landlord’s property manager) the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord (or Landlord’s property manager’s) for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s (or Landlord’s property manager) involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such commercially reasonable requirements as Landlord may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and the requirement that all Alterations conform in terms of quality and style to the Building’s standards established by Landlord. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Diego, all in conformance with Landlord’s construction rules and regulations and the plans and specifications previously approved by Landlord. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base, Shell and Core,” as that term is defined in Exhibit B, then Landlord (or Landlord’s property manager) shall, at Tenant’s expense, make such changes to the Base, Shell and Core. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 8190 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose), and Tenant shall deliver to the Project management office, if applicable to the particular Alteration, the “as built” drawings of the Alterations (in CAD and pdf formats) as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. Whether or not Tenant orders any work directly from Landlord (or Landlord’s property manager), Tenant shall pay to Landlord or the entity designated by Landlord to manage or supervise the Tenant’s work (Landlord or such entity, as applicable, the “Construction Manager”) a percentage of the cost of such work sufficient to compensate the Construction Manager for all overhead, general conditions, fees and other costs and

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expenses arising from the Construction Manager’s involvement with such work, which percentage shall be determined by the Construction Manager from time to time; such percentage is currently fifteen percent (15%) of the cost of such work. The obligations of Landlord with respect to the supervision of and involvement in such work, in any work described in Exhibit B, and the right to receive any fees payable hereunder or pursuant to Exhibit B in connection therewith, is hereby assigned to the Construction Manager. As of the date hereof, Landlord designates Landlord’s property manager as the Construction Manager for purposes hereof.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Landlord may, however, by written notice to Tenant prior to the expiration or earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Tenant Improvements or Alterations which are not customary general office improvements, and repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or Tenant Improvements in the Premises, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6 Cosmetic Alterations. Tenant may, at its election and without first obtaining Landlord’s consent but upon ten (10) days prior notice to Landlord, make any Non-Material Alterations (as defined below) subject to the following: (a) Tenant complies with all applicable laws including without limitation use of a licensed contractor (if required by applicable laws), and Tenant obtains all applicable permits; (b) Tenant provides Landlord copies of all contracts, agreements, receipts, and all other related documentation immediately upon request; and (c) Tenant furnishes Landlord with a complete set of architectural plans and construction documents (if applicable), including all finish schedules and specifications, with respect to such Non-Material Alterations. The sole cost and expense of any space plans and architectural fees shall be paid 100% by Tenant and said architect shall be hired directly by Tenant. “Non-Material Alterations” means alterations that (i) are interior, cosmetic and non-structural, (ii) do not exceed the cost of Fifty Thousand Dollars ($50,000) in the aggregate in any 12-month period, (iii) do not require any application to a political jurisdiction for rezoning, general plan amendment, variance, or conditional use permit, and (iv) do not affect the Building’s HVAC, MEP or similar systems, the entryways (if visible from any Common Areas) or elevators, the structural integrity of the Building or the exterior appearance of the Project.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and

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recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, and employees (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or any Tenant Parties, in, on or about the Project or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all customary insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability (“CGL”) Insurance (including contractual and personal injury liability coverages) in an amount not less than $5,000,000 each occurrence combined single limit for bodily injury and property damage. The use of CGL and umbrella liability insurance (on a follow-form basis) to attain the required limits is acceptable.

10.3.2 Special Form (Causes of Loss) Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant

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Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base, Shell and Core) (the “Original Improvements”), and (iii) all Alterations. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s lender, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) if commercially available in California, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) business days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such loss is the result of a risk insurable under policies of property damage insurance. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, provided that such coverages and/or amounts are consistent with practices for Comparable Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell and Core and such Common Areas. Such restoration shall be to substantially the same condition of the Base, Shell and Core and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by

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Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, such excess shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within ninety (90) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; or (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord

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may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as provided in Section 14.7 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof (subject

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to Landlord’s execution of a commercially reasonable non-disclosure agreement), business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant stating the information set forth in items (a) through (d) in Article 17 below. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s (or Landlord’s property manager’s) review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (or Landlord’s property manager), which review and processing fees and reasonable professional fees shall not exceed in the aggregate $2,500 per consent request, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease (provided that Landlord will furnish Tenant with a list of such restrictions upon Tenant’s request from time to time);

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord (which for purposes of this item (ii) and (iii), below, shall be evidenced by the transmittal of one or more letters of intent, draft proposals or lease documents by Tenant to Landlord or Landlord to Tenant) to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice, and in each of such cases Landlord has reasonably acceptable space available for lease to such proposed Transferee; or

14.2.8 The Transfer provides for a rental or other payment for the use, occupancy or utilization of the Subject Space based in whole or in part on the income or profits derived by any person or entity from the Subject Space (other than an amount based on a fixed percentage or percentages of gross receipts or sales).

Notwithstanding anything to the contrary contained herein, in no event shall Tenant enter into any Transfer for the possession, use, occupancy or utilization (collectively, “use”) of the part of the Premises which (i) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and

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Tenant agrees that all Transfers of any part of the Premises shall provide that the person having an interest in the use of the Premises shall not enter into any lease or sublease which provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts of sales), or (ii) would cause any portion of the amounts payable to Landlord hereunder to not constitute “rents from real property” within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, and any such purported Transfer shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises. Without limiting Landlord’s right to withhold its consent to any assignment or sublease by Tenant, and regardless of whether Landlord shall have consented to any such assignment or sublease, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, the remedies set forth in California Civil Code Section 1995.310 and any other right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee in any particular calendar month, which amount shall be paid to Landlord immediately following Tenant’s receipt of the same. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any market rate, third party brokerage commissions and reasonable attorneys’ fees incurred in connection with the Transfer, and (iii) any other concessions reasonably required to induce a subtenant (collectively, the “Subleasing Costs”); provided, however, that if, at the time of any such sublease or assignment, Landlord determines that the foregoing “Transfer Premium” formula may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises the “Transfer Premium” formula in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with

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such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer; provided, however, that if, at the time of any such sublease or assignment, Landlord determines that Landlord’s receipt of the foregoing amounts may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises such amounts in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space for the remainder of the Lease Term. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (i) the Rent reserved herein, (ii) Tenant’s Share, and (iii) Tenant’s parking privileges shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer; Assumption of Obligations. In the event of a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) Landlord’s consent to a Transfer shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. No Transfer, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Each Transferee that is an assignee of this Lease shall assume, as provided in this Section 14.5, the obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease. Each Transferee that is a sublessee shall assume as provided in this Section 14.5, the obligations of Tenant under this Lease applicable to the Transfer Space and shall be and remain liable jointly and severally with Tenant for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of such sublease to the extent applicable to the Transfer Space other than Rent or other monetary amounts which shall be consistent with the Transfer Notice. No assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord either (a) a counterpart of the assignment and an instrument which contains a covenant of assumption by the Transferee or (b) a separate confirmation of such assignment and assumption, in either case reasonably satisfactory in substance and form to Landlord consistent with the requirements of this Section 14.5, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above. In no event shall any Transferee assign, sublease or otherwise encumber its interest in this Lease or further sublet any portion of the Subject Space, or otherwise suffer or permit any portion of the Subject Space to be used or occupied by others. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

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14.6 Additional Transfers. Subject to Section 14.7 below, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. For the avoidance of doubt, the raising of additional capital, or an initial public offering event, shall not be deemed a Transfer within the meaning and provisions of this Article.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall have the right, without Landlord’s consent (and Landlord shall not have any right to recapture any space or any right to a Transfer Premium in connection therewith) to Transfer all or a portion of the Premises, or the leasehold hereunder (each a “Permitted Transfer”), to an entity acquired by Tenant or which acquires Tenant, or an entity controlling, under common control with or controlled by Tenant, including an entity resulting from a merger or consolidation by Tenant, and any entity that acquires all or substantially all of the assets of Tenant (each a “Permitted Transferee”), provided that: (1) Tenant is not in default hereunder (beyond any applicable notice and cure period); (2) the Permitted Transferee must expressly assume in writing a pro rata share of Tenant’s obligations under this Lease in the proportion that the number of rentable square feet of the Premises subleased or assigned to such Permitted Transferee bears to the total number of rentable square feet in the Premises, without relieving Tenant of any liability hereunder; (3) the Permitted Transferee has a Tangible Net Worth and unrestricted available cash or cash equivalents equal to or greater than the Tangible Net Worth and cash of Tenant as of the date immediately prior to the Transfer; (4) Tenant shall have notified Landlord in writing (and provided Landlord with evidence reasonably satisfactory to Landlord of compliance with this Section 14.7) at least five (5) days prior to the effective date of such Permitted Transfer (or promptly upon closing, if Tenant is prohibited by law from making such disclosure to Landlord); and (5) the applicable transaction is undertaken for a bona fide business purpose and not principally or exclusively as a means to evade any of the requirements of this Lease (including, but not limited to the requirements of this Article 14). “Tangible Net Worth” means the excess of total assets over total liabilities (in each case, determined in accordance with generally accepted accounting principles) excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, or the equivalent thereof, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. For purposes of this definition, the word “control,” as used above, means with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. The word “Person” means an individual, partnership, trust, corporation, firm or other entity. The occurrence of a Permitted Transfer shall not waive Landlord’s rights with respect to any subsequent assignment, sublease or other transfer.

14.8 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with such Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Upon any assignment of Tenant’s interest in this Lease, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

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ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, casualties, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, telecommunications wiring and cabling installed by or on behalf of Tenant, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant shall also remove any supplemental HVAC units installed by or on behalf of Tenant to serve the Premises after the Lease Commencement Date, together with all associated equipment (including but not limited to conduits, wiring and piping which shall be removed to source), and repair and restore all areas affected by such removal, at Tenant’s cost and expense.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to 150% of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

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ARTICLE 17

ESTOPPEL CERTIFICATES

Within five (5) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, stating (a) that this Lease is unmodified and is in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, (c) either that, to the knowledge of Tenant, no default exists hereunder or, specifying each such default of which such Tenant has knowledge and (d) any other information reasonably requested by Landlord or Landlord’s current or prospective mortgagee. Any such certificate may be relied upon by any current or prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant, and to the extent applicable, any guarantor(s), to provide Landlord with a current financial statement and (if available) financial statements of the two (2) years prior to the current financial statement year. Such statements shall be delivered by Tenant and such guarantor(s) to Landlord within fifteen (15) days after Landlord’s written request therefor and be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant or such guarantor(s), shall be audited by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s or such guarantor(s)’, as applicable, then-current financial condition in such form and detail as Landlord may reasonably request, which shall be kept confidential by Landlord except that Landlord may share with any prospective buyer, investor or lender of the Project any financial statements of Tenant and guarantor(s) provided to Landlord either prior to or after the date of this Lease (provided that such recipient agrees to keep such statements confidential). The failure of Tenant and any such guarantor(s) to timely execute, acknowledge and deliver such estoppel certificate or other instruments, shall constitute an acceptance of the Premises and an acknowledgment by Tenant and such guarantor(s) that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant is not in default hereunder beyond applicable notice and cure periods. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided that such instruments or assurances include customary non-disturbance protection for Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

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ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for three (3) business days after written notice therefor from Landlord to Tenant; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord; or

19.1.4 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.5 The abandonment of the Premises by Tenant (as “abandonment” is defined in Section 1951.3 of the California Civil Code); or

19.1.6 Any rent paid by Tenant is recovered by the debtor or bankruptcy trustee as a preference payment in the event of the filing by or against Tenant of any proceeding under bankruptcy law; or

19.1.7 Any failure by Tenant to provide Landlord with a renewed LC (as defined in Article 21 below) or a substitute LC in form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

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(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant (whether performed by Landlord or Landlord’s property manager), whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

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ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

21.1 Security Deposit. Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit in the amount of $377,000 (the “Security Deposit”), as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease beyond expiration of applicable notice and cure periods, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the later of (a) expiration of the Lease Term, and (b) surrender of possession of the Premises to Landlord in the condition required by this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute, which provides that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 above, and all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant. Notwithstanding anything to the contrary in this Section 21.1, if Tenant has not exercised its right under Section 21.2 to convert a portion of the Security Deposit into a letter of credit, then after Tenant pays the Base Rent for the twenty-second (22nd) month of the Lease Term (such date, the “Return Date”), Tenant shall have no further obligation to provide $235,304 of the Security Deposit (herein, the “Return Amount”), and Landlord will refund the Return Amount to Tenant promptly following Tenant’s written request, subject to the following sentence. Notwithstanding any contrary provision hereof, if Tenant is in default under this Lease on the Return Date beyond applicable notice and cure periods, or if a default would exist and be continuing on the Return Date but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or if Tenant is in default under this Lease and Tenant has received notice thereof as required by this Lease, but failed to cure such default within the time period permitted under this Lease or such lesser time as may remain before the Return Date, then the Return Amount shall not be refunded on the Return Date (but the Return Amount shall be refunded upon the curing of such default, subject, however, to Landlord’s draw on the Security Deposit as permitted hereunder in connection with a default).

21.2 Conversion to Letter of Credit. Tenant shall have the right (provided that Tenant is not in default under this Lease beyond expiration of applicable notice and cure periods) to convert $235,304 (referred to herein as the “LC Stated Amount”) of the Security Deposit into an unconditional, irrevocable letter of credit (“LC”) in the form attached hereto as Exhibit F or a commercially reasonable alternative (subject to Landlord’s prior approval, not to be unreasonably withheld). Tenant shall give Landlord at least sixty (60) days prior written notice of the desired date of such conversion (the “Conversion Date”), which shall be a business day. On the Conversion Date (provided that Tenant is not in default under this Lease beyond expiration of applicable notice and

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cure periods), Tenant shall provide Landlord with an LC in the LC Stated Amount which satisfies the requirements of this Article 21, and Landlord will, upon receipt, refund a portion of the Security Deposit equal to the LC Stated Amount to Tenant. The LC shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, and the parties hereto acknowledge and agree that the LC does not constitute and shall not, in any event, be deemed to constitute a security deposit. The LC shall be issued by a money center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Diego office which will negotiate a letter of credit (or will accept draws via overnight courier or facsimile, and in the case of facsimile draws without the requirement that the original LC be presented prior to honoring the draw request), and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Issuing Bank”), which Issuing Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A” (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”). Tenant shall pay all expenses, points and/or fees incurred in obtaining and renewing the LC. The LC shall be effective from the date of delivery thereof through the date which is thirty (30) days after the expiration of the Lease Term (the “LC Expiration Date”); provided that the LC may be re-issued, renewed or replaced for annual periods, provided that the LC Stated Amount is not reduced except as expressly provided below. Each reissue, renewal or replacement LC shall be in the form attached hereto as Exhibit F or a commercially reasonable alternative (subject to Landlord’s prior approval, not to be unreasonably withheld), and shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed. After Tenant pays the Base Rent for the twenty-second (22nd) month of the Lease Term (such date, the “Return Date”), Tenant shall have no further obligation to provide the LC, and Landlord will return the LC to Tenant promptly following Tenant’s written request, subject to the following. Notwithstanding any contrary provision hereof, if Tenant is in default under this Lease on the Return Date beyond applicable notice and cure periods, or if a default would exist and be continuing on the Return Date but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or if Tenant is in default under this Lease and Tenant has received notice thereof as required by this Lease, but failed to cure such default within the time period permitted under this Lease or such lesser time as may remain before the Return Date, then the LC shall not be returned on the Return Date and Tenant shall remain obligated to provide same (but the LC shall be returned upon the curing of such default, subject, however, to Landlord’s draw on the LC as permitted hereunder in connection with a default).

21.3 Failure to Reissue, Renew or Replace. If the bank that issues the LC fails to extend the expiration date thereof through the LC Expiration Date, and/or if Landlord receives a notice of non-renewal from such bank (as described in the LC), then Tenant shall provide Landlord with a substitute LC. If Tenant fails to provide Landlord with a substitute LC in a form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC, then (i) such failure shall be deemed a default hereunder, and (ii) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Section 21.4. Furthermore, if (1) any of the Issuing Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Issuing Bank’s Credit Rating Threshold, or (2) if the Issuing Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, or (3) there is otherwise a material adverse change in the financial condition of the Issuing Bank, and Tenant fails to provide Landlord with a replacement LC, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the Issuing Bank more particularly set forth in Section 21.2 above), in the LC Stated Amount, within thirty (30) days following Landlord’s written demand therefor (the “Downgrade Notice”) then (A) such failure shall constitute a default under Section 19.1.7 above, and (B) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Section 21.4. Tenant shall be responsible for the payment of any and all reasonable costs actually incurred by Landlord in connection with the review of any replacement LC (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.4 Application of LC and LC Account. Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”) as security for the full and faithful performance of each of the terms hereof by Tenant, subject to use and application as set forth below. If a default shall occur and be continuing with respect to any provision of this Lease beyond applicable notice and cure periods, including, but not limited to, the provisions relating to the payment of Rent, or a default would exist

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under this Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or in the event the LC is not renewed or reissued at least thirty (30) days prior to the expiration of the then existing LC, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account or use, retain or apply all or any part of the proceeds thereof for the payment of any Rent or any other sum in default, to repair damages caused by Tenant, to clean the Premises, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for loss or damage which Landlord may suffer by reason of Tenant’s default, including without limitation the amounts to which Landlord may become entitled pursuant to Section 19.2 above (whether or not such amounts have been awarded) and any other loss, liability, expense and damages that may accrue upon Tenant’s default or the act or omission of Tenant or any officer, employee, agent or invitee of Tenant, and costs and attorneys’ fees incurred by Landlord to recover possession of the Premises upon a default by Tenant hereunder. The use, application, retention or draw of the LC and/or LC Account, or any portion thereof, by Landlord shall not (i) constitute the cure of any default by Tenant or the waiver of such default, (ii) prevent Landlord from exercising any other remedies provided for under this Lease or by law, it being intended that Landlord shall not first be required to proceed against the LC and/or LC Account, or (iii) operate as a limitation on the amount of any recovery to which Landlord may otherwise be entitled. If any portion of the LC and/or LC Account is so drawn upon, or any part of the proceeds thereof is used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount equal to the draw upon the LC and/or the amount of the LC Account that was used or applied (so that the combined amount of the remaining sums available to be drawn upon the LC and the LC Account balance equals the LC Stated Amount), and Tenant’s failure to do so shall be a default under this Lease. The LC Account may be commingled with other funds of Landlord, shall be held in Landlord’s name, and Tenant shall not be entitled to any interest or earnings thereon. Notwithstanding any contrary provision herein, in the event that the total amount of the LC outstanding plus any amount remaining in the LC Account exceeds the LC Stated Amount (“Excess Security”), then Landlord shall return the amount of the Excess Security to Tenant upon Tenant’s request to the extent that such amount is available in the LC Account.

21.5 Waiver. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all similar or successor provisions of law, now or hereafter in force, and Landlord and Tenant hereby acknowledge that their entire agreement with respect to the LC and the LC Account is set forth herein.

21.6 Expiration of LC. Unless a default has occurred and is continuing under this Lease or a default would exist under this Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, within thirty (30) days following the LC Expiration Date, Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Article 21, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), and Tenant shall have no further obligation to provide the LC.

21.7 Bank Obligation. Tenant acknowledges and agrees that the LC is a separate and independent obligation of the issuing bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord shall have the right to move Tenant to other space in the Project comparable to the Premises (which shall be one contiguous space with a comparable layout), and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant reasonable prior notice, shall provide Tenant, at Landlord’s sole cost and expense, with tenant improvements at least equal in quality and functionality to those in the Premises and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable (i.e., only on a weekend). Simultaneously with such relocation of the Premises, the parties shall execute an amendment to this Lease stating the relocation of the Premises.

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ARTICLE 23

SIGNS

23.1 Reserved.

23.2 Multi-Tenant Floors. Tenant’s suite-identification signage shall be provided by Landlord, at Tenant’s cost and expense, and such signage shall be comparable to that used by Landlord for other similar multi- tenant floors in the Building and shall comply with Landlord’s Building standard signage program. Tenant shall be responsible for the cost of the removal of Tenant’s signage installed pursuant hereto (and associated restoration and repairs) upon the expiration or earlier termination of this Lease, as an obligation which shall expressly survive termination of this Lease, as well as all maintenance and repair costs.

23.3 Building Directory. Tenant shall be entitled, at Tenant’s cost and expense, to have Landlord display Tenant’s name and location in the Building on the Building electronic directory in the lobby of the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s directory signage shall be at Tenant’s sole cost and expense.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion. All signage rights are personal to the Original Tenant.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990 (as may be amended) (collectively, the “Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises as required due to Tenant’s use of the Premises after the Lease Commencement Date (and Landlord will be responsible, at Landlord’s cost, for compliance with Laws with respect to construction of the Tenant Improvements, which Landlord will construct in compliance with Laws for general office use of the Premises). Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Building and Project required by applicable Laws: (i) structural portions of the Premises and Building, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant; and (ii) those portions of the Building and Project located outside the Premises; provided, however, Tenant shall reimburse Landlord (or Landlord’s property manager), within ten (10) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (A) any Alterations installed by or on behalf of Tenant after the Lease Commencement Date, (B) the negligence or willful misconduct of Tenant or any Tenant Parties that is not covered by insurance obtained by Landlord and as to which the waiver of subrogation applies, and/or (C) Tenant’s specific manner of use of the Premises (as distinguished from general office use).

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ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and, except in case of an emergency, such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord (or Landlord’s property manager), upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses that Tenant is obligated to pay pursuant to Article 10 of this Lease; and (iii) following a default by Tenant beyond applicable notice and cure periods, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord (or Landlord’s property manager) reserves the right at all reasonable times and upon at least 24 hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord (or Landlord’s property manager) may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform pursuant to Section 26.1 above. Landlord (or Landlord’s property manager) may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

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ARTICLE 28

TENANT PARKING

28.1 Tenant Parking Passes. Subject to and upon the terms and conditions of this Article 28, beginning on the Lease Commencement Date and continuing throughout the Lease Term, (a) Tenant shall rent from Landlord, and Landlord shall rent to Tenant, Tenant’s Minimum Parking Passes (as hereinafter defined), and (b) Tenant shall have the right, but not the obligation, to rent parking passes in addition to Tenant’s Minimum Parking Passes, provided that the total amount of parking passes rented by Tenant hereunder (including Tenant’s Minimum Parking Passes) shall never exceed a maximum total of forty-five (45) parking passes (equivalent to four (4) parking passes per 1,000 usable square feet in the Premises) (“Tenant’s Maximum Parking Passes”). As used herein, “Tenant’s Minimum Parking Passes” initially means twenty-three (23) parking passes (equivalent to two (2) parking passes per 1,000 usable square feet in the Premises); provided, however, that effective upon the first (1st) anniversary of the Lease Commencement Date, Tenant’s Minimum Parking Passes shall mean thirty-four (34) parking passes (equivalent to three (3) parking passes per 1,000 usable square feet in the Premises). All parking passes rented by Tenant shall pertain to unreserved parking on a first-come, first-serve basis in the Project parking facilities; provided that, at Tenant’s option, up to twenty-three (23) of Tenant’s Maximum Parking Passes may pertain to reserved parking spaces. Any such passes for reserved parking spaces shall be at locations in the Project parking facilities reasonably designated by Landlord and (i) the cost of identifying any reserved parking for Tenant shall be borne by Tenant, and (ii) upon notice to Tenant, Landlord may relocate any such reserved parking spaces to other location(s) in the Project parking facilities designated by Landlord. Tenant may adjust the amount of parking passes rented hereunder from time to time upon thirty (30) days prior notice to Landlord (but not more frequently than quarterly), provided that Tenant shall never rent less than Tenant’s Minimum Parking Passes nor more than Tenant’s Maximum Parking Passes. Tenant shall pay to Landlord for all automobile parking passes rented by Tenant hereunder on a monthly basis the prevailing rate charged from time to time at the location of such parking passes (currently $75.00 per pass per month for unreserved parking and $175.00 per pass per month for reserved parking). In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all commercially reasonable non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. In addition, Tenant shall comply with all applicable governmental resolutions, laws, rules and regulations. Accordingly, Tenant hereby agrees that Tenant shall not charge its employees for the parking passes utilized by such employees at the Project (notwithstanding any charge which may be imposed upon Tenant for such parking passes pursuant to the terms of this Lease).

28.2 Other Terms. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to provide any parking, including any failure to provide reserved parking spaces, when such failure is occasioned, in whole or in part, by construction, alteration, improvements, repairs or replacements, by any strike, lockout or other labor trouble, by inability to resolve any dispute with any other party to the CC&R’s after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any parking as set forth in this Article 28. The parking passes rented by Tenant pursuant to this

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Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as may be established from time to time, at the validation rate from time to time generally applicable to visitor parking.

28.3 Parking Procedures. The parking passes initially will not be separately identified (other than reserved parking, if any); however Landlord reserves the right in its sole and absolute discretion to separately identify by signs or other markings the area to which Tenant’s parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant’s parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks in connection with Tenant’s business operations at the Premises only during the hours that Tenant and/or its personnel are conducting business operations from the Premises; provided, however, occasional overnight parking associated with Tenant’s or its personnel’s conduct of business from the Premises shall be permitted, subject to Tenant’s and/or its personnel’s compliance with Landlord’s rules related to such overnight parking. Tenant shall comply with all commercially reasonable non-discriminatory rules and regulations which may be prescribed from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking spaces in the Project parking facilities than the number of parking passes so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facilities not designated by Landlord as a non- exclusive parking area. Except with respect to reserved spaces, Tenant shall not have the exclusive right to use any specific parking space. If any person or entity (other than Tenant) has the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the designated areas of the surface parking lot (which designated areas are subject to change by Landlord at any time), (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its sole and absolute discretion or is required by any law or by the CC&R’s to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

28.4 Lease of Project Parking Facilities. Tenant acknowledges that Landlord has entered into a lease of the Project parking facilities and, upon expiration of such parking lease, Landlord may enter into a future lease of any or all of the Project parking facilities (the existing parking lease, and any such future parking lease, each a “Parking Lease”). At any time that a Parking Lease is in effect, any reference to “Landlord” in Sections 28.1 through 28.3 shall be a reference to both Landlord and the lessee under such Parking Lease (the “Parking Lessee”). The existing Parking Lessee has acknowledged the assignment of the rights of Landlord hereunder (including the right to receive payment for parking passes as provided in Section 28.1), and the assumption by such Parking Lessee of Landlord’s obligations, with respect to the Project parking facilities; provided that in no event shall any Parking Lease release Landlord from its obligations under this Lease. During any period when a Parking Lease is in effect, any action that may be taken by Landlord hereunder with respect to the Project parking facilities is taken as an agent of the Parking Lessee. A Parking Lessee may bill the Tenant directly, or Landlord’s property manager may collect parking rent on behalf of the Parking Lessee.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

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29.3 No Air Rights. No rights to any view or to light or air over any property are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising thereafter and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

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29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, (i) neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, and (ii) neither Landlord nor Tenant shall have any liability to the other for any consequential, indirect, special or punitive damages, except for Tenant’s liability pursuant to Article 16 above.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 10 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given upon actual or attempted but refused delivery. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor,

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Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. Landlord and Tenant are parties to a Temporary License Agreement with respect to certain premises in the Building. Landlord hereby acknowledges that Tenant may receive mail addressed to Tenant at the Premises during the term of such Temporary License Agreement (even though the Lease Commencement Date has not yet occurred) and Landlord shall cause such mail to be re-routed to Tenant at the premises under such Temporary License Agreement.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority; Tenant Representation. If Tenant is a corporation, trust, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of formation and (ii) qualification to do business in California. Tenant hereby represents to Landlord that neither Tenant nor, to the best of Tenant’s knowledge, any members, partners, subpartners, parent organization, affiliate or subsidiary, or their respective officers, directors, contractors, agents, servants, employees, invitees or licensees (collectively, “Tenant Individuals”), to Tenant’s current actual knowledge, appears on any of the following lists (collectively, “Government Lists”) maintained by the United States government:

29.20.1 The two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bxa.doc.gov/DPL/Default.shtm; the Entity List can be found at http://www.bxa.doc.gov/Entitied/Default.htm);

29.20.2 The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf);

29.20.3 The two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and

29.20.4 Any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of Treasury, or by any other government or agency thereof.

Should any Tenant Individuals appear on any Government Lists at any time during the Lease Term or any applicable Option Term, Landlord shall be entitled to terminate this Lease by written notice to Tenant effective as of the date specified in such notice.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’, experts’ and arbitrators’ fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND

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EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Building or Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building or Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or Project or use pictures or illustrations of the Building or Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. This Lease may be executed by a party’s signature transmitted by email or by a party’s electronic signature, and copies of this Lease executed and delivered by means of emailed copies of signatures or originals of this Lease executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Lease by email shall promptly thereafter deliver a counterpart signature page of this Lease containing said party’s original signature. All parties hereto agree that an emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original wet signature page.

29.28 Intentionally Omitted.

29.29 Transportation Management. Tenant shall fully comply with all present or future government- mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

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29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.31 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, (vi) Tenant shall remove all Lines installed by or on behalf of Tenant, and repair any damage in connection with such removal, upon the expiration or earlier termination of this Lease (and if Tenant fails to complete such removal and/or to repair any damage caused by the removal of such Lines, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof, as an obligation which shall expressly survive termination of this Lease), and (vii) Tenant shall pay all costs in connection therewith, including any fees charged by Landlord for Tenant’s use of the Building’s telecommunications capacity in excess of Tenant’s pro rata share thereof. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.32 Office and Communications Services.

29.32.1 The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.32.2 Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.33 MCAS Miramar. Tenant hereby acknowledges that the Project lies within the proximity of Marine Corps Air Station Miramar and hereby further acknowledges and agrees that Landlord shall have no liability to Tenant in connection with any noise disturbance or any other disturbances resulting from activities conducted from Marine Corps Air Station Miramar and/or the Project’s proximity thereto.

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29.34 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building Common Areas. Tenant acknowledges that there may be inconveniences associated with the Renovations, such as noise, dust, debris and obstruction of access, and in connection with the Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, and/or limit or eliminate access to portions of the Project, including portions of the Common Areas. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as expressly provided in Section 6.4 above. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.35 Unrelated Business Transaction Income. If Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the United State Internal Revenue Code or regulations issued thereunder, Tenant agrees that it will execute all commercially reasonable documents or instruments necessary to eliminate the potential for unrelated business income, provided that no such document or instrument shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, as so amended, and provided further that no such amendment shall result in Tenant having greater obligations or receiving less services than it was previously obligated for or entitled to receive under this Lease, or services of a lesser quality.

29.36 Inspection by a CASp in Accordance with Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, which modifications will be completed as an alteration, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

29.37 Antenna. Tenant shall have the right to enter into a license agreement with Landlord, in the form of Exhibit E attached hereto, which license agreement shall grant Tenant a license to maintain one (1) GPS antenna or satellite dish connected to the Premises for television or radio reception, of less than twenty-four inches (24”) in diameter, upon such portion of the rooftop of the Building as is designated by Landlord, subject to Tenant’s compliance with the reasonable rules and regulations promulgated by Landlord, from time to time, with respect to use of, and access to, the rooftop of the Building. As more particularly set forth in Exhibit E attached hereto, Tenant

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must pay for the maintenance and repair of the antenna, satellite dish and/or other equipment placed upon such licensed portion of the Building’s rooftop (collectively, “Antenna Facilities”), as well as all utilities used to operate such Antenna Facilities. Except in the event of an emergency, Tenant covenants to repair, maintain and remove its Antenna Facilities during normal business hours. The installation of Tenant’s Antenna Facilities shall be engineered by Landlord’s engineers at Tenant’s sole cost and expense. Such installation of Tenant’s Antenna Facilities, including the aesthetic compatibility of such Antenna Facilities with the design and appearance of the Building and the height and weight of the Antenna Facilities, shall be subject to Landlord’s approval.

[Signatures on Following Page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

HSPF LA JOLLA COMMONS I INVESTORS LLC,
a Delaware limited liability company

By: HSPF La Jolla Commons Campus Investors LLC,

a Delaware limited liability company,

its sole member

By: SPF La Jolla Commons Campus Acquisition LLC,

a Delaware limited liability company,

its sole member

By: Commingled Pension Trust Fund (Strategic Property)
of JPMorgan Chase Bank, N.A., a trust governed by the
laws of the State of New York,
its sole member

By: JPMorgan Chase Bank, N.A.,
not individually, but solely in its capacity
as trustee

By:	/s/ Lauren Graham
Lauren Graham
Executive Director, Real Estate

“Tenant”:	ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Thomas Farrell
Its:	President & CEO

Date Signed: 6/13/19

By:	/s/ Peter Flynn
Its:	CTO

Date Signed: 6/13/19

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EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A -1-	Artiva Biotherapeutics, Inc.

EXHIBIT B

TENANT WORK LETTER

Landlord has constructed, at its sole cost and expense, the Base, Shell and Core (i) of the Premises, and (ii) of the floor of the Building on which the Premises are located. This Tenant Work Letter shall set forth the terms and conditions relating to the construction of tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Lease. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

SECTION 1

SPACE PLAN; CONSTRUCTION OF IMPROVEMENTS

Landlord and Tenant have approved the space plan for the Premises dated April 3, 2019 attached hereto as Schedule 1 (the “Space Plan”). Landlord, at Landlord’s cost and expense, shall construct improvements affixed to the Premises on a turnkey basis pursuant to the Space Plan to include both the building standard finishes and the alternates (except that carpets shall be replaced in private offices), and as described on Schedule 2 attached hereto (the “Tenant Improvements”); provided that the Tenant Improvements shall not include furniture, fixtures, equipment or other personal property. Landlord shall construct the Tenant Improvements in accordance with all applicable Laws, including, without limitation, the Americans with Disabilities Act, as amended (the ADA). Landlord and Tenant acknowledge that the Space Plan is subject to modification if necessary in order to obtain all applicable governmental permits and approvals. Unless specifically noted to the contrary on the Space Plan or Schedule 2, the Tenant Improvements shall be constructed using Building-standard specifications and materials.

SECTION 2

TENANT’S EARLY ACCESS

Tenant shall have the right to enter the Premises at least thirty (30) days prior to Substantial Completion of the Tenant Improvements for the purpose of installing, at Tenant’s expense, Tenant’s equipment, furniture and furnishings as allowed by the building and fire departments, provided neither Tenant nor its employees, contractors, agents or representatives shall delay or interfere in any way with Landlord’s or its contractors’ or subcontractors’ completion of the Tenant Improvements. All such activities by Tenant shall be scheduled and coordinated through Landlord and its contractors and Tenant shall be responsible for all damage to the Premises caused by its entry. Landlord shall have no liability for any injury to Tenant’s employees, contractors, agents or representatives, or for damage to any property of Tenant, its employees, contractors, agents or representatives occurring prior to the Lease Commencement Date except to the extent caused by negligence or willful misconduct of Landlord, its employees, contractors or agents. Such entry by Tenant shall not be deemed to affect the Lease Commencement Date within the meaning of Section 2.1 of the Lease.

SECTION 3

ACCEPTANCE OF PREMISES; CONTRACTOR’S WARRANTIES AND GUARANTIES

By entering into possession of the Premises or any part thereof and except for such matters as Tenant shall specify to Landlord in writing within thirty (30) days thereafter, Tenant shall be conclusively deemed to have accepted the Premises and to have agreed that Landlord has performed all of its obligations hereunder with respect to the Premises and that the Premises are in satisfactory condition and in full compliance with the requirements of this Lease as of the date of such possession. After the expiration of such 30-day period, if Tenant encounters any latent defects in the Tenant Improvements during the 1-year period following Tenant’s taking possession of the Premises, Tenant shall notify Landlord thereof and Landlord shall cause to be assigned to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant

EXHIBIT B -1-	Artiva Biotherapeutics, Inc.

Improvements, and Tenant shall look solely to the Contractor for correction of such latent defects. Such warranties and guaranties of Contractor shall guarantee that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.

SECTION 4

LEASE COMMENCEMENT DATE

Subject to Force Majeure and Tenant Delays (as hereinafter defined), Landlord shall use best efforts to cause Substantial Completion of the Premises to occur by the Target Commencement Date. Except as provided in this Section 4, the Lease Commencement Date shall occur as set forth in Article 2 of the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Premises (based upon the anticipated date of the occurrence of the Lease Commencement Date as set forth in Article 2 of the Lease) as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

4.2.2 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

4.2.3 Any other acts or omissions of Tenant, or its agents, or employees; or

4.2.4 Tenant’s access of the Premises pursuant to Section 2 above;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion (for purposes of determining the Lease Commencement Date) shall be deemed to be the date Substantial Completion of the Premises would have occurred if no Tenant Delays, as set forth above, had occurred; provided that except as set forth in Section 4.2.5 above, no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured or terminated within one (1) business day after receipt of such notice, then a Tenant Delay shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that the Substantial Completion of the Tenant Improvements was, in fact, delayed, as a result of such Tenant Delay.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Thomas J Farrell as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Carla Alexander as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Tenant’s Agents”), shall all be subject to Landlord’s reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Project or if required by law or any agreement to which Landlord is bound, shall be union labor.

5.4 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 10 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s contractor, and shall name as additional insureds all mortgagees of the Project or any other party designated by Landlord. All

EXHIBIT B -2-	Artiva Biotherapeutics, Inc.

insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

5.5 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause its contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

EXHIBIT B -3-	Artiva Biotherapeutics, Inc.

SCHEDULE 1

SPACE PLAN

SCHEDULE 1 -1-	Artiva Biotherapeutics, Inc.

SCHEDULE 2

Description of Tenant Improvements

(1)	Flooring

a.	Reception – polished concrete (consistent with concrete floors in Suite 240)

b.	Hallways between private offices and workstation areas – polished concrete

c.	Private offices/conference rooms – new building standard carpet squares

d.	Workstation areas – new building standard carpet squares

e.	Kitchen/breakroom – building standard luxury vinyl plank

f.	IT/storage – building standard luxury vinyl tile

g.	Data room – building standard luxury vinyl tile to right/west of entry door (for file cabinets) and carpet along walkway into data room area, private office and workstation area in the data room

(2)	Light Fixtures

a.

Reception – recessed “can” lights (6) in hard lid ceiling with (3) wall washers on main logo wall, and (3) pendant lights over reception counter and above guest seating area per Schedule 1 (the space plan)

b.	Existing private offices & conference rooms – existing light fixtures to remain, any damaged units to be repaired

c.	All other areas except Board room hallway (item 4 below) – new building standard Title 24 compliant light fixtures

(3)	Reception

a.	Build-in L-shaped reception desk with quartz countertop and wood veneer fascia to match board room cabinets plus low, wall length credenza behind reception desk ($15k allowance)

b.

Matching double herculite doors leading from reception into rest of premises with electronic lock ready to be tied into tenant’s access control system (tenant security vendor to provide magnetic lock – GC to prep door and provide electrical for card reader)

c.	Side door next to reception desk – install electronic lock ready to be tied into access control system (tenant security vendor to provide lock – GC to prep door and provide electrical for card reader)

d.	Relocate existing electrical panel into non-descript area that is not noticeable

(4)	Hallway in front of board room

a.	Consistent ceiling system – new consistent hard lid matching reception, OK to leave in the “channel” feature

b.	Recessed “can” light fixtures along hallway

(5)	Kitchen

a.	Build-in upper/lower cabinets with quartz countertop

b.	Dishwasher

c.	Double sink with garbage disposal

d.	Plumbing for water filter, coffee maker, ice maker

e.	Outlets for appliances

f.	No freestanding island or wall seating required, do not build the built-in table/seating as shown

(6)	Windows

a.	All exterior windows to have matching roller shades

b.	Window film on private offices to be removed selectively (wait for specific removal instructions from Tenant once tenant improvements are underway)

SCHEDULE 2

-1-	Artiva Biotherapeutics, Inc.

(7)	Ceilings

a.	Existing ceilings in private offices to remain, replace any defective or damaged tiles

b.	Hard lid ceiling in reception area

c.	Remainder of ceilings to be consistent acoustic tile system matching existing on west side of suite

(8)	Open Office Areas

a.	No millwork is required on west side window, do not build the hoteling counter as shown in space plan

b.	Floor cores throughout to support workstation layout as shown (assumed 4 floor core & 4 wall furniture feeds)

c.	Additional floor cores to support two-sided work bench (tenant supplied) along west side window

(9)	Doors

a.	All private office and conference room doors to be matching full height doors (existing)

b.	Single herculite doors separating kitchen from office area

c.	Solid core doors for reception side door, storage rooms, IT room, entrance to data room

d.

Matching double herculite doors leading from reception into rest of premises with electronic lock ready to be tied into tenant’s access control system (tenant security vendor to provide magnetic lock – GC would prep door and provide electrical for card reader)

(10)	Millwork

a.

Re-use existing upper and lower cabinets from existing work/kitchen area in new east work area per drawing (new laminate counter acceptable for the east work area) (dependent upon successful removal of millwork without damage)

NOTE: Quality of materials and finishes to be per Building standard as shown, with Tenant allowed to select different color palette for walls and carpets.

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re: Office Lease dated      , 20 between HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company (“Landlord”), and          , a         (“Tenant”) concerning Suite    on floor(s)      of the office building located at           ,        , California.

Ladies and gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1. The Lease Term shall commence on or has commenced on       for a term of      ending on       .

2. Rent commenced to accrue on       , in the amount of       .

3. If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4. Your rent checks should be made payable to       at       .

EXHIBIT C

-1-	Artiva Biotherapeutics, Inc.

“Landlord”:

HSPF LA JOLLA COMMONS I INVESTORS LLC,

a Delaware limited liability company

By: HSPF La Jolla Commons Campus Investors LLC,
a Delaware limited liability company,
its sole member

By: SPF La Jolla Commons Campus Acquisition LLC,
a Delaware limited liability company,
its sole member

By: Commingled Pension Trust Fund (Strategic Property)
of JPMorgan Chase Bank, N.A., a trust governed by the
laws of the State of New York,
its sole member

By: JPMorgan Chase Bank, N.A., not individually,
but solely in its capacity as trustee

By:
Name:
Title:

Agreed to and Accepted as of , 20 . “Tenant”:
a

By:
Its:

EXHIBIT C

-2-	Artiva Biotherapeutics, Inc.

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control. Any consent, approval or waiver required of Landlord hereunder shall not be unreasonably withheld, delayed or conditioned.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the UTC area of San Diego. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours established by Landlord from time to time, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

EXHIBIT D -1-	Artiva Biotherapeutics, Inc.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, fish, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

EXHIBIT D -2-	Artiva Biotherapeutics, Inc.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. “Smoking” as used in this Exhibit D, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit D applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall make alternate arrangements, at Tenant’s cost, for the disposal of high volumes of trash in excess of the amount determined by Landlord to be an office tenant’s typical volume of trash (i.e., excessive moving boxes or shipping materials). If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with all applicable “NO-SMOKING” or similar ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.

EXHIBIT D -3-	Artiva Biotherapeutics, Inc.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32. Tenant shall not purchase spring water, towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

34. Tenant shall not permit any portion of the Project, including the Parking Facilities, to be used for the washing, detailing or other cleaning of automobiles.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, provided that such rules shall be commercially reasonable and non- discriminatory. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D -4-	Artiva Biotherapeutics, Inc.

EXHIBIT E

FORM OF ROOFTOP AREA LICENSE AGREEMENT

This ROOFTOP AREA LICENSE AGREEMENT (this “Agreement”) is entered into as of __________, 20__ (the “Effective Date”), by and between HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company (“Landlord”), and ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

This Agreement is made with regard to the following facts:

A. Landlord and Tenant are parties to that certain Office Lease dated as of      ,  20 (the “Lease”), for certain Premises in the Building located at 4747 Executive Drive, San Diego, California, all as more particularly described in the Lease. Capitalized terms not otherwise defined herein have the meanings set forth in the Lease.

B. In connection with the Lease, Tenant desires to use an area located on the roof of the Building for the purpose of constructing, installing, operating, repairing, replacing and maintaining [a satellite dish antenna of up to 24” in diameter, together with associated conduit and wiring – modify this description as necessary per deal terms] as described in Schedule 1 attached hereto (collectively referred to herein as the “Antenna”). Landlord has agreed to permit Tenant to use those areas and to construct, install, operate, repair, replace, and maintain the Antenna at Tenant’s sole cost and expense, subject to and upon the terms and conditions set forth hereinbelow.

A G R E E M E N T :

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. License of Rooftop Area.

1.1 Location. Landlord has designated an area on the roof of the Building as shown on Exhibit “A” attached hereto (the “Rooftop Area”) that Tenant may use for the purpose of constructing, installing, operating, repairing, replacing and maintaining the Antenna, subject to the terms and conditions of this Agreement including, without limitation, Section 3 below.

1.2 Effectiveness. This Agreement shall be effective upon the Effective Date, and shall continue in effect until the expiration or earlier termination of this Agreement as set forth in Section 1.3 below. Tenant may exercise its right to commence use of the Rooftop Area pursuant to this Agreement upon five (5) business days’ prior written notice delivered to Landlord (the “Notice of Exercise”).

1.3 License to use the Rooftop Area; Term; Exclusive Use. Five (5) business days following the delivery of the Notice of Exercise, Tenant’s license to use the Rooftop Area to construct, install, operate, repair, replace (subject to Section 3 of this Agreement) and maintain the Antenna shall commence and shall continue until the earlier of (i) the expiration or earlier termination of the Lease, (ii) any termination of this Agreement required by law, governmental authority or quasi-governmental authority or due to a default as provided in Section 6 below, or (iii) the effective date set forth in a written notice from Tenant to Landlord electing to terminate this Agreement (which such effective date must be at least thirty (30) days after the date of such written notice). Subject to the rights of Landlord to maintain, operate and repair the Building, Tenant shall have the exclusive right to use the Rooftop Area. Landlord shall have the right to use, and to grant to third parties the right to use, the Building riser system and the roof of the Building, other than the Rooftop Area. Tenant shall upon no less than ten (10) days notice from Landlord, temporarily remove antennae from the rooftop to allow rooftop coating maintenance work for a period not to exceed five (5) days once every five (5) years. Landlord shall reimburse Tenant for the actual out-of-pocket cost of any such temporary removal promptly after written request from Tenant together with reasonable evidence of the costs incurred.

EXHIBIT E
-1-	Artiva Biotherapeutics, Inc.

1.4 Access to Antenna. During the term of this Agreement, Tenant, its agents, employees and contractors, will have the right of access to the Antenna and the Rooftop Area, upon at least one (1) business day’s prior written notice to Landlord. In the event of an emergency, Tenant shall notify Landlord of such emergency and, thereafter, Landlord shall use its commercially reasonable efforts to respond to the access needs of Tenant.

1.5 Ownership and Removal of Antenna; Restoration. The Antenna shall at all times remain the property of Tenant. Tenant shall have the right to remove the Antenna at any reasonable time upon at least ten (10) days’ prior written notice to Landlord; provided that in the event of an emergency, Landlord shall use its commercially reasonable efforts to allow Tenant to remove the Antenna upon less notice. On or before the expiration or earlier termination of this Agreement, Tenant will remove, at its sole cost and expense, the Antenna and all related facilities on the Rooftop Area (specifically including, but not limited to, any fencing and barriers securing the Antenna, and any connections installed by or on behalf of Tenant), and fully and completely restore the Rooftop Area to its condition existing prior to Tenant’s installation of the Antenna (except for normal wear and tear). Tenant shall repair any damage caused by the removal of the Antenna. If Tenant fails to complete such removal and restoration or fails to repair any damage caused by the removal, Landlord may (at Landlord’s option and without limiting any other remedies available to Landlord) complete such removal, restoration and repair itself and charge the cost thereof to Tenant, which amount shall be paid by Tenant to Landlord within ten (10) days of invoice therefor, as an obligation which shall expressly survive termination of this Agreement.

1.6 Leaks. Without limiting any other provision of this Agreement, Tenant hereby agrees that it shall be solely responsible for, and in accordance with the provisions of Section 5 agrees to indemnify, defend, protect, and hold Landlord and the “Landlord Parties” (as that term is defined in Article 10 of the Lease) harmless from, any leaks which occur in the roof or roof membrane at or adjacent to the Rooftop Area during the term of this Agreement and during the five (5) year period immediately following the Agreement’s termination, in either case caused by the installation or removal of the Antenna by Tenant.

2. Rent. Tenant shall pay, as Additional Rent, all costs incurred by Landlord for Tenant’s use of Building utilities in connection with the Antenna, including, without limitation, the cost of any electricity, water, gas, or other utilities or services to the Rooftop Area and any new metering that may be necessary to account therefor. In conjunction therewith, Tenant will be billed monthly for electricity consumption in accordance with Section 6.2 of the Lease. In addition, Tenant shall directly pay for all costs in connection with the construction, installation, operation, maintenance, repair, replacement, and insurance of the Antenna in the Rooftop Area.

3. Installation, Maintenance and Operation of Antenna.

3.1 Approvals and Permits. During the term of this Agreement and subject to the terms of Section 3.2, below, Tenant may install and operate the Antenna in the Rooftop Area, provided that: (a) Tenant has obtained Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion, of the plans and specifications for the Antenna and all working drawings for the installation of the Antenna, (b) Tenant has obtained all required permits and governmental or quasi-governmental approvals (including satisfying any applicable Federal Communications Commission and Federal Aviation Administration requirements) to install and operate the Antenna, and (c) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Rooftop Area and the Antenna. Landlord shall have the right to condition its approval of the Antenna proposed to be installed by Tenant on Tenant, among other things, erecting fencing or other barriers to secure such device(s). With regard to Tenant obtaining all required permits and approvals set forth in Section 3.1(b) above, Landlord shall reasonably cooperate, at Tenant’s sole cost, with Tenant; provided, however, that Landlord shall not be responsible for any such approvals. Once Landlord has given its requisite approval, Tenant may not materially alter or modify the working drawings, or the actual installation of the Antenna without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

EXHIBIT E
-2-	Artiva Biotherapeutics, Inc.

3.2 Compatibility with Building Systems and Operations. The Antenna shall be compatible with the Building systems and equipment and the antennae and other telecommunications devices of Landlord and other tenants located in the Project, and shall not impair window washing or the use of chiller units, the cooling tower, the emergency generator, elevators, machine rooms, helipads, ventilation shafts, if any, or any other parts of the Building. If the installation, maintenance, repair, operation or removal of the Antenna requires any changes or modifications to any structural systems or components of the Building or any of the Building’s systems or equipment, Landlord shall have the right to either (i) perform such changes or modifications and Tenant shall pay for the actual costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its reasonable discretion, or any governmental agency or authority, Tenant shall fully secure the Rooftop Area with suitable fencing or other required enclosures (including enclosures that shield the visibility of the Rooftop Area without impairing their operation and maintenance), subject to the terms of Section 3.1, above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by Tenant or its agents or contractors in connection with this Agreement. The terms and conditions of Articles 8 and 9 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Antenna or this Agreement.

4. Use of Rooftop Area. Tenant shall have the right to use the Building electricity located on the roof of the Building for the operation of the Antenna, subject to Tenant’s payment therefor as provided in Section 2 above. Tenant will use the Rooftop Area solely for the Antenna, and not for any other purpose. Without limiting the generality of the foregoing, Tenant shall not store any materials in the Rooftop Area. Landlord and its agents may enter and inspect the Rooftop Area at any time upon reasonable prior notice to Tenant. Concurrently with Tenant’s installation of any locks for the Rooftop Area, Tenant will deliver to Landlord a key for any such lock. Tenant will not interfere with the mechanical, electrical, heating, ventilation and air conditioning, or plumbing systems of the Building or the operation, reception, or transmission of any other satellite, microwave, or other broadcasting or receiving devices that are, or will be, located on the roof of, or in, the Building.

5. Indemnification and Insurance. Tenant agrees and acknowledges that it shall use the Rooftop Area at its sole risk, and Tenant absolves and fully releases Landlord and Landlord Parties, from (i) any and all cost, loss, damage, expense, liability, and cause of action, whether foreseeable or not, arising from any cause, that Tenant may suffer to its personal property located in the Rooftop Area, or (ii) that Tenant or Tenant’s officers, agents, employees, or independent contractors Landlord or the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Antenna or access areas to the Rooftop Area, or (iii) any other cost, loss, damage, expense, liability, or cause of action arising from or related to this Agreement, excluding that caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties. In addition, Tenant agrees to indemnify, defend, protect, and hold Landlord and the Landlord Parties harmless from and against any loss, cost, damage, liability, expense, claim, action or cause of action of any third party (including, but not limited to, reasonable attorneys’ fees and costs, and, if Landlord requires the removal of the Antenna at the end of the term of this Agreement, any leaks in the roof or roof membrane during the 5-year period following Tenant’s removal of the Antenna and any other rooftop equipment), whether foreseeable or not, resulting as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Antenna or access areas to the Rooftop Area, except when such cost, loss, damage, expense, or liability is due to the gross negligence or willful misconduct of Landlord. In addition, Tenant will procure and maintain, at Tenant’s sole expense, insurance in connection with the Rooftop Area, the Antenna and the obligations assumed by Tenant under this Agreement, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease.

6. Defaults. If Tenant fails to cure the breach of any of the covenants set forth in this Agreement within ten (10) business days following notice from Landlord, Landlord shall have the right to terminate this Agreement upon written notice to Tenant. In addition, at the option of Landlord, breach of any of the covenants under this Agreement by Tenant beyond the above-referenced notice and cure period will also constitute a default by Tenant under the Lease, and a default by Tenant under the Lease (beyond applicable notice and cure periods) will also constitute a default by Tenant under this Agreement (in which event Landlord may terminate this Agreement upon notice to Tenant).

7. Notices. Any notice required or permitted to be given under this Agreement by Tenant or Landlord will be given under the terms of Section 29.18 of the Lease.

EXHIBIT E
-3-	Artiva Biotherapeutics, Inc.

8. Incorporation of Lease Provisions. All applicable provisions of the Lease apply to Tenant’s payment of amounts pursuant to this Agreement, and the use of the Rooftop Area in the same manner as those provisions apply to the Premises and are incorporated into this Agreement by this reference as though fully set forth in this Agreement. In the event of any conflicts between the provisions of this Agreement and the Lease, in connection with the interpretation of this Agreement only, the provisions of this Agreement shall govern.

9. No Warranty. Landlord has made no warranty or representation that the Antenna is permitted by law and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Antenna. Landlord does not warrant or guaranty that Tenant will receive unobstructed transmission or reception to or from the Antenna and Tenant assumes the liability for the transmission and reception to and from the Antenna.

10. Assignment. Notwithstanding any contrary provision set forth in this Agreement, this Agreement, and Tenant’s rights contained herein, may not be transferred or assigned to any other person or entity, and no person or entity other than Tenant and its employees shall be entitled to use the Antenna or the Rooftop Area; provided however, the rights hereunder may be transferred or assigned to a Permitted Transferee under Article 14 of the Lease in conjunction with an assignment or sublease of all of the Premises for all or substantially all of the remainder of the term of the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord”:

[insert Landlord signature block]

“Tenant”:

,
a

By:
Name:
Title:

EXHIBIT E
-4-	Artiva Biotherapeutics, Inc.

SCHEDULE 1 TO ROOFTOP AREA LICENSE AGREEMENT

ANTENNA DESCRIPTION

[TO BE ATTACHED]

EXHIBIT E – Schedule 1
-1-	Artiva Biotherapeutics, Inc.

EXHIBIT “A” TO ROOFTOP AREA LICENSE AGREEMENT

THE ROOFTOP AREA

TO BE ATTACHED

EXHIBIT F

FORM OF LETTER OF CREDIT

Date:       , 20

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:

Beneficiary/Landlord	Applicant/Tenant	Issuing Bank

Attention:	Attention:
Attention:
Facsimile No.:

Amount: TWO HUNDRED THIRTY-FIVE THOUSAND THREE HUNDRED FOUR UNITED STATES DOLLARS ($235,304)

Expiration Date:              , at our counters.

We hereby establish in favor of HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company (“Beneficiary”), our Irrevocable Letter of Credit No.        in the amount of TWO HUNDRED THIRTY-FIVE THOUSAND THREE HUNDRED FOUR UNITED STATES DOLLARS ($235,304) for the account of ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation, or its affiliates, successors, assigns or subtenants (“Tenant”). Funds, up to the maximum aggregate amount available under this Letter of Credit, are payable by       (“Bank”) within one (1) business day after Bank’s receipt of one or more draw statements purportedly signed by Beneficiary’s authorized officer or representative or, if this Letter of Credit is transferred, by an authorized officer or representative of any transferee beneficiary. Partial draws are expressly permitted hereunder.

Each draw statement should be addressed to Bank, reference this Letter of Credit by number, specify the amount of the draw request, set forth wire transfer instructions and state in substance (with the amount of the draw request and wire transfer instructions completed) the following: the Beneficiary is entitled to make a draw on Letter of Credit No.         in the amount of $          under the provisions of the Lease dated as of        , 20 between HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company and Tenant with respect to premises in the building located at 4747 Executive Drive in San Diego, California (the “Lease”) and that (1) a default by Tenant has occurred under the Lease, or in lieu of item (1) above, (2) a default would exist and be continuing under the Lease but Landlord is barred by applicable law from delivering a notice of default to Tenant with respect thereto, or in lieu of item (1) or (2) above, (3) Tenant has failed to renew or replace this Letter of Credit at least thirty (30) days prior to any expiration date hereof, or in lieu of items (1), (2) or (3) above, (4) Tenant has failed to replace this Letter of Credit within thirty (30) days after Landlord’s delivery to Tenant of a Downgrade Notice (as defined in the Lease), and Beneficiary hereby makes demand upon Bank for payment of US $         per this Letter of Credit and the sum being drawn does not exceed the amount available on the date hereof to be drawn under this Letter of Credit. Funds in respect of this draw request should be wire transferred to       bank, routing no.         , account no.          for credit to the account of           .

This Letter of Credit shall expire on        but such expiration date shall be automatically extended without notice or amendment for periods of one (1) year on each successive expiration date, but in no event later than the LC Expiration Date, as defined in Lease Section        (estimated to be       , 20 ), unless at least thirty (30) days before any expiration date, we notify you by registered mail or overnight courier service at the above address, that this Letter of Credit is not extended beyond the current expiration date.

Draw requests need not be presented as originals and may be submitted in person, by courier, by mail or by facsimile to Bank’s address or facsimile number stated above not later than the LC Expiration Date, as defined in Lease Section      (estimated to be       , 20  ). Draw requests drawn hereunder must be marked: “Drawn under              , Standby Letter of Credit Number         issued       ,.”

This Letter of Credit is transferable in its entirety without any limit on the number of such transfers upon Bank’s receipt of a transfer request in the form attached as Schedule 1 signed by the then current Beneficiary. The charge for each transfer is limited to $100 and shall be paid by the Beneficiary. This Letter of Credit is transferable provided that such transfer would not violate any governmental rule, order or regulation applicable to Bank.

Except as expressly provided herein to the contrary, this Letter of Credit is subject to the International Standby Practices 1998 (ICC Publication No. 590). Bank hereby waives and disclaims rights of subrogation in respect of any draw made by Beneficiary, whether arising under the Uniform Commercial Code or otherwise.

If you require any assistance or have any questions regarding this transaction, please call          .

Authorized Officer	Authorized Officer

EXHIBIT F
-2-	Artiva Biotherapeutics, Inc.

SCHEDULE 1

REQUEST FOR ENTIRE ABSOLUTE AND IRREVOCABLE TRANSFER OF LETTER OF CREDIT

WITHOUT SUBSTITUTION OF INVOICES

, 20
Name

Letter of Credit No.
Address

Issued By

To:

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the new beneficiary named below:

Name of New Beneficiary

Address

By this transfer, all our rights as the original beneficiary, including all rights to make drawings under the Letter of Credit, go to the new beneficiary. The new beneficiary shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the new beneficiary without the necessity of consent by or notice to us.

For your transfer fee:

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary.Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form.

Name of Bank

Enclosed is our check for $ or You may debit my/our account No. --_ We also agree to pay you on demand any expenses which may be incurred by you in connection with this transfer.

Authorized signature and title	Name of Beneficiary

Name of authorized signer and title

Authorized signature

EXHIBIT F
-3-	Artiva Biotherapeutics, Inc.

OFFICE LEASE

HSPF LA JOLLA COMMONS I INVESTORS LLC,

a Delaware limited liability company,

as Landlord,

and

ARTIVA BIOTHERAPEUTICS, INC.

a Delaware corporation

as Tenant.

Artiva Biotherapeutics, Inc.

EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF ROOFTOP AREA LICENSE AGREEMENT
F	FORM OF LETTER OF CREDIT

(ii)	Artiva Biotherapeutics, Inc.